JACO ELECTRONICS, INC.
                                 145 Oser Avenue
                            Hauppauge, New York 11788
                           --------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To be Held on December 16, 2004
                          --------------------------


To the Shareholders of
                             JACO ELECTRONICS, INC.

         Please be advised that the annual meeting of shareholders (the "Annual Meeting") of Jaco Electronics, Inc., a New York corporation (the "Company"), will be held on December 16, 2004, at 9:30 a.m., local time, at the offices of the Company, 145 Oser Avenue, Hauppauge, New York 11788.

         The Annual Meeting will be held for the following purposes:

                  1. To elect eight Directors of the Company to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified;

                  2. To approve an amendment to the Company's 2000 Stock Option Plan to increase the number of shares of the Company's common stock available (10,750 available as of June 30, 2004) for awards there under by an additional 600,000 shares; and

                  3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on November 17, 2004 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting.

         YOUR VOTE IS IMPORTANT! PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

                                 By Order of the Board of Directors,

                                 Joel H. Girsky,
Date: November 19, 2004          Chairman

                             JACO ELECTRONICS, INC.
                                 145 Oser Avenue
                            Hauppauge, New York 11788
                                ---------------

                                 PROXY STATEMENT
                                 ---------------


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Jaco Electronics, Inc., a New York corporation (the "Company"), of proxies to be voted at the annual meeting of shareholders (the "Annual Meeting") to be held on December 16, 2004, at 9:30 a.m., local time, at the offices of the Company, 145 Oser Avenue, Hauppauge, New York 11788, and any and all adjournments thereof.

         The solicitation will be by mail, and the cost of such solicitation, including the reimbursement of brokerage firms and others for their expenses in forwarding proxies and proxy statements to the beneficial owners of shares of the Company's common stock, $0.10 par value per share (the "Common Stock"), will be borne by the Company.

         The shares of Common Stock represented by each duly executed proxy received by the Board of Directors before the Annual Meeting will be voted at the Annual Meeting as specified in the proxy. With respect to Proposal 1, a shareholder may withhold authority to vote for all of the nominees for election to the Board of Directors by marking the appropriate box on the accompanying proxy card or may withhold authority to vote for an individual nominee by striking a line through such nominee's name in the appropriate space on the accompanying proxy card. The persons named in the enclosed proxy form will vote the shares for which they are appointed in accordance with the directions of the shareholders appointing them. In the absence of such directions, such shares will be voted FOR Proposals 1 and 2 listed below and, in their best judgment, will be voted on any other matters as may come before the Annual Meeting. Shareholders who execute proxies nevertheless retain the right to revoke them at any time before they are voted by submitting new proxies bearing a later date, by submitting written revocations to the named proxies, or by attending the Annual Meeting and voting in person.

         The principal executive offices of the Company are located at 145 Oser Avenue, Hauppauge, New York 11788. The telephone number of the Company is (631) 273-5500. This Proxy Statement, the accompanying form of proxy, and the 2004 Annual Report to Shareholders, are first being sent to shareholders on or about November 19, 2004 (the "Mailing Date").

                        VOTING SECURITIES AND RECORD DATE

         The Board of Directors has designated November 17, 2004 as the record date (the "Record Date") for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the total number of shares of Common Stock of the Company, outstanding and entitled to vote was 6,262,832 (excluding 659,900 shares of treasury stock). The holders of all outstanding shares of Common Stock are entitled to one vote for each share of

Common Stock registered in their respective names on the books of the Company at the close of business on the Record Date. The presence in person or by proxy of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting will be necessary to constitute a quorum. If a quorum is present, the affirmative vote of (1) a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the election of each director in Proposal 1, and (2) a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for approval of the amendment to the Company's 2000 Stock Option Plan in Proposal 2. All other matters submitted to a vote of the shareholders would require the affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting and entitled to vote for approval. Abstentions and "broker non-votes" are not counted as votes cast on any matter to which they relate, but will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. A broker non-vote occurs when a broker or other nominee has not received instructions from the beneficial owners or other persons entitled to vote shares with respect to a particular proposal as to which the broker or nominee does not have discretionary power.

         In case a quorum shall not be present at the Annual Meeting, a majority in interest of the shareholders entitled to vote at the Annual Meeting present, in person or by proxy, shall have the power to adjourn such Annual Meeting from time to time, without notice other than announcement at the Annual Meeting until the requisite amount of shares of Common Stock entitled to vote shall be present. Proxy ballots are received and tabulated by the Company's transfer agent, American Stock Transfer and Trust Company, and certified by the inspector of election.

         Security Ownership of Certain Beneficial Owners and Management



         The following table sets forth the number and percentage of shares of Common Stock owned as of October 27, 2004 by (i) each director of the Company and each nominee for director, (ii) all persons who, to the knowledge of the Company, are the beneficial owners of more than 5% of the outstanding shares of Common Stock, (iii) each of the Company's executive officers, and (iv) all of the Company's directors and executive officers, as a group. Each person named in this table has sole investment power and sole voting power with respect to the shares of Common Stock set forth opposite such person's name, except as otherwise indicated below.


                                                     Aggregate Number
Name and Address of                                     of Shares             Percentage of Shares
Beneficial Owner(1)                                 Beneficially Owned         Beneficially Owned(2)
-------------------                                 ------------------         ---------------------

Joel H. Girsky                                           1,074,640 (3)                       16.8%

Joseph F. Oliveri                                           70,000 (4)                        1.1%

Charles B. Girsky                                          513,360 (5)                        8.1%

Stephen A. Cohen                                            59,683 (6)                        **

Edward M. Frankel                                           41,250 (7)                        **

Joseph F. Hickey, Jr.                                       57,750 (8)                        **

Jeffrey D. Gash.                                            72,298 (9)                        1.1%

Gary Giordano                                               43,750 (10)                       **

Neil Rappaport                                                  --                            **

Robert J. Waldman                                            3,000                            **

Dimensional Fund Advisors                                  391,413 (11)                       6.2%
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

Royce & Associates, LLC                                    736,150 (12)                      11.8%
1414 Avenue of the Americas
New York, NY  10019

All directors and executive officers as a                1,935,731 (13)                      28.9%
  group (10 persons)
---------------------------------


**       Less than one percent.

(1) Unless otherwise indicated, the address of each person listed is c/o Jaco Electronics, Inc. 145 Oser Avenue, Hauppauge, New York, 11788.

(2) Assumes a base of 6,262,832 shares of Common Stock outstanding, before any consideration is given to outstanding options.

(3) Includes (i) 60,000 shares of Common Stock acquirable pursuant to options granted under the Company's 1993 Non-Qualified Stock Option Plan that are presently exercisable, (ii) 75,000 shares of Common Stock acquirable pursuant to options granted under the Company's 2000 Stock Option Plan that are presently exercisable, and (iii) 37,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(4) Includes (i) 30,000 shares of Common Stock acquirable pursuant to options granted under the Company's 1993 Non-Qualified Stock Option Plan that are presently exercisable, and (ii) 40,000 shares of Common Stock acquirable pursuant to options granted under the Company's 2000 Stock Option Plan that are presently exercisable.

(5) Includes (i) 345,315 shares of Common Stock owned by the Girsky Family Trust, (ii) 50,000 shares of Common Stock acquirable pursuant to options granted under the Company's 2000 Stock Option Plan that are presently exercisable, and (iii) 37,500 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(6) Includes (i) 30,000 shares of Common Stock acquirable pursuant to options granted under the Company's 2000 Stock Option Plan that are presently exercisable, and (ii) 22,500 shares of Common Stock held as nominee for the law firm of Morrison Cohen Singer & Weinstein, LLP, in which Mr. Cohen is a partner. Mr. Cohen disclaims beneficial ownership of the 22,500 shares except to the extent of his pecuniary interest therein by virtue of his partnership interest in Morrison Cohen Singer & Weinstein, LLP.

(7) Includes 30,000 shares of Common Stock acquirable pursuant to options granted under the Company's 2000 Stock Option Plan that are presently exercisable.

(8) Includes 30,000 shares of Common Stock acquirable pursuant to options granted under the Company's 2000 Stock Option Plan that are presently exercisable.

(9) Includes (i) 40,000 shares of Common Stock acquirable pursuant to options granted under the Company's 2000 Stock Option Plan, and (ii) 15,000 shares of Common Stock awarded under the Company's Restricted Stock Plan that are presently exercisable.

(10) Includes (i) 40,000 shares of Common Stock acquirable pursuant to options granted under the Company's 2000 Stock Option Plan that are presently exercisable, and (ii) 3,750 shares of Common Stock awarded under the Company's Restricted Stock Plan.

(11) These securities are held in investment advisory accounts of Dimensional Fund Advisors, Inc. This information is based upon an amendment to Schedule 13G dated February 6, 2004, filed with the SEC and other information made available to the Company.

(12) This information is based upon an amendment to Schedule 13G dated February 3, 2004 filed with the SEC, and other information made available to the Company.

(13) Includes 425,000 shares of Common Stock acquirable pursuant to options granted under the Company's 1993 Non-Qualified Stock Option Plan and 2000 Stock Option Plan that are presently exercisable and 93,750 shares of Common Stock awarded under the Company's Restricted Stock Plan.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Common Stock to file with the Securities and Exchange Commission (the "SEC")initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. Executive officers, directors, and ten percent shareholders are required to furnish the Company with copies of such forms. Based solely on a review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during its fiscal year ended June 30, 2004, the Company's executive officers, directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The Board of Directors of the Company is currently composed of eight directors. At each Annual Meeting of Shareholders, all of the directors constituting the Board of Directors of the Company are elected for a one-year term. The Board of Directors has nominated the following persons, each of whom is currently a director, for election to the Board of Directors:

                  Stephen A. Cohen
                  Edward M. Frankel
                  Charles B. Girsky
                  Joel H. Girsky
                  Joseph F. Hickey, Jr.
                  Joseph F. Oliveri
                  Neil Rappaport
                  Robert J. Waldman


         If elected, each of the nominees will serve until the next Annual Meeting of Shareholders or until such time as their respective successors are elected.

         The Board believes that each of the nominees will be available and able to serve as a director. If a nominee is unable to serve, the shares of Common Stock represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy or the Board may fill the vacancy at a later date after selecting an appropriate nominee.

         Certain information about the foregoing nominees is set forth under "Management" below.

         Unless marked to the contrary, the shares of Common Stock represented by the enclosed Proxy will be voted FOR the election of all of the nominees named above as directors.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE TO THE BOARD OF DIRECTORS.

Board of Directors and Committees of the Board

         The business of the Company is managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of our business through regular reports and analyses and discussions with our Chief Executive Officer and other officers.

         Each of our directors, other than Messrs. Joel Girsky, Charles Girsky and Oliveri, is an independent director within the meaning of the Marketplace Rules of The Nasdaq Stock Market Inc. (the "Nasdaq"). The Nasdaq definition of independent director includes a series of objective tests, such as that the director is not, and was not during the last three years, an employee of the Company and has not received certain payments from, or engaged in various types of business dealings with, the Company. In addition, as further required by the Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with such individual's exercise of independent judgment in carrying out his responsibilities as a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company and our management.

         Our Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors holds regular meetings four times per year and schedules special meetings when required. The Board of Directors held a total of 6 meetings during the fiscal year ended June 30, 2004 ("Fiscal 2004"). Each director (during the period in which each such director served) attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each director served during Fiscal 2004.

         Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee. Each of these committees has a written charter that may be found on the Company's website at http://www.jacoelectronics.com. The Board recently amended the charters of both the Audit Committee and the Compensation Committee in response to requirements of the Sarbanes-Oxley Act of 2002 and related rules and regulations issued by the Securities and Exchange Commission (the "SEC") and Nasdaq.

         Audit Committee. The Audit Committee assists the Company's Board of Directors in (1) reviewing the financial reports and other financial information provided by the Company to any governmental body or the public; (2) reviewing the Company's auditing, accounting and financial reporting processes generally;
(3) engaging the Company's independent registered public accounting firm and reviewing their services; and (4) providing an open avenue of communication among the Company's independent registered public accounting firm, financial and senior management, and the Board of Directors. In discharging its duties, the Audit Committee, among other things, reviews with the Company's management and independent registered public accounting firm the Company's audited financial statements to be included in its Annual Report on Form 10-K and its interim financial statements to be included in its Quarterly Reports on Form 10-Q, reviews the integrity of the Company's financial reporting processes and controls, reviews corporate compliance policies and evaluates the independence of, approves the audit and non-audit services provided by, and has the ultimate authority and responsibility to select the firm to be appointed as independent registered accounting firm to audit the Company's financial statements. The members of the Audit Committee currently are Edward M. Frankel, Joseph F. Hickey, Jr. and Robert J. Waldman, who acts as Chairman of the committee, each of whom is an independent director qualified to serve on the Audit Committee in accordance with applicable SEC and Nasdaq rules. In addition, the Board of Directors has determined that Mr. Waldman is qualified to serve as the "audit committee financial expert" of the Company, as defined in applicable SEC rules. The Audit Committee met 4 times during Fiscal 2004.

         Compensation Committee. The Compensation Committee reviews and recommends to the Company's Board of Directors for approval the compensation for the Company's Chief Executive Officer and all of its other executive officers, including salaries, bonuses and grants of awards under, and administration of, the Company's stock incentive plans. The Compensation Committee, among other things, reviews and recommends to the Board employees to whom awards will be made under the Company's stock incentive plans, determines the number of shares to be optioned or awarded, and the time, manner of exercise and other terms of the awards. The members of the Compensation Committee currently are Joseph F. Hickey, Jr., who acts as Chairman of the committee, Neil Rappaport and Robert J. Waldman, each of whom is an independent director as defined in the applicable Nasdaq rules. The Compensation Committee met 0 times during Fiscal 2004.

         Nominating Committee. The Nominating Committee is responsible for reviewing recommendations of candidates for director made by the Company's directors, shareholders, management and others in accordance with criteria established by the Board, assisting the Board in identifying individuals qualified to become Board members, and making recommendations to the Board regarding the nomination of individual candidates for election or re-election to the Board and the composition of each committee of the Board. The Nominating Committee will consider nominee recommendations made by shareholders provided that the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the requirements set forth below. Our Nominating Committee was established in October 2004. Therefore, there were no meetings of the Nominating Committee during Fiscal 2004, although the committee did meet after our fiscal year-end to determine the nominees for election at the Annual Meeting. The members of the Nominating Committee currently are Edward M. Frankel, Joseph F. Hickey, Jr. and Neil Rappaport, who acts as Chairman of the committee, each of whom is an independent director as defined in the applicable Nasdaq rules.

         In determining whether to nominate a candidate for membership on our Board, the Committee will consider, among other criteria, relevant experience, skills, diversity and the ability to act on behalf of the Company's shareholders. Candidates may come to the attention of the Committee from current Board members, officers, shareholders or other recommendation. The Committee will review all candidates in the same manner regardless of the source of the recommendation.

         Shareholder Nominees for Director. Any shareholder of the Company who wants to nominate a candidate for election to the Board must deliver timely written notice to the Company's Corporate Secretary at Jaco Electronics, Inc., 145 Oser Avenue, Hauppauge, New York 11788. In order to be timely, the notice must be delivered:

     o In the case of an annual meeting of shareholders, not less than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, although if we did not hold an annual meeting or the annual meeting is called for a date that is not within 30 days of the anniversary date of the prior year's annual meeting, the notice must be received by us a reasonable time before we begin to print and mail our proxy materials; and

     o In the case of a special meeting of shareholders called for the purpose of electing directors, the notice must be received by us a reasonable time before we begin to print and mail our proxy materials for such special meeting.

         The shareholders' notice to our Corporate Secretary must set forth as to each person whom the shareholder proposes to nominate for election as a director (a) his name, age, business address and residence address, (b) his principal occupation, employment, and qualifications to serve as a director, (c) the number of shares of Common Stock which are owned beneficially or of record by him, and (d) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). In addition, the notice must include as to the shareholder giving the notice (a) his name and record address, (b) the number of shares of Common Stock which are owned beneficially or of record by him, (c) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder, and (d) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act. The notice delivered by such shareholder must be accompanied by a written consent of each proposed nominee to being named as a nominee to the Board and to serve as a director if elected. The shareholder must be a shareholder of record on the date on which he gives the notice described above and on the record date for the determination of shareholders entitled to vote at the applicable meeting of shareholders.

Compensation of Directors

         Members of our Board of Directors who are not officers or employees of the Company receive an annual fee of $10,000 for their service on our Board of Directors. Directors are also reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings.

         On February 2, 2004, the Company granted each of Mr. Neil Rappaport and Mr. Robert Waldman ten - year options to purchase 7,500 shares of Common Stock at an exercise price of $8.31 per share, which exercise price is equal to the closing price per share of the Common Stock on the date of the grant. The options vest on the one-year anniversary date of the date of grant and were issued pursuant to the Company's 2000 Stock Option Plan.



                                   MANAGEMENT

Executive Officers and Directors

         The current directors and executive officers of the Company, their ages, their positions and terms of office with the Company are set forth below.

Name                                                    Age        Position

*Joel H. Girsky...............................           65        Chairman of the Board, President and Treasurer

*Joseph F. Oliveri............................           55        Vice Chairman of the Board and Executive Vice President

*Charles B. Girsky............................           70        Executive Vice President and Director

Jeffrey D. Gash...............................           52        Executive Vice President, Finance and Secretary

Gary Giordano.................................           47        Executive Vice President

*Stephen A. Cohen.............................           67        Director

*Edward M. Frankel............................           66        Director

*Joseph F. Hickey, Jr.........................           46        Director

*Neil Rappaport...............................           58        Director

*Robert J. Waldman............................           69        Director
---------------

*Nominee for election to the Board of Directors at the Annual Meeting.

         Joel H. Girsky has served as Chairman of the Board, President and Treasurer of the Company since 1983, and has been a Director and executive officer of the Company since it was founded in 1961. He also is a director of Frequency Electronics, Inc. of Uniondale, New York, a manufacturer of highly sophisticated synchronized time clocks. Mr. Girsky and Charles B. Girsky are brothers.

         Joseph F. Oliveri has served as Vice Chairman of the Board of Directors and an Executive Vice President of the Company since June 2000. From March 1983 to June 2000, he served as President and Chief Executive Officer of Interface Electronics Corp., a distributor of electronic components ("Interface"). The Company acquired Interface in June 2000.

         Charles B. Girsky has served as Executive Vice President of the Company since 1988 and as a Director since 1986. He was a founder, Director and

President of the Company from 1961 through 1983 and then rejoined the Company as an executive officer in August 1985. Mr. Girsky and Joel H. Girsky are brothers.

         Jeffrey D. Gash has served as an Executive Vice President, Finance of the Company since October 2000. He served as Vice President of Finance from January 1989 to September 2000, and as Controller of the Company for more than five years prior thereto. In September 1999, he became Secretary of the Company. He has also served in similar capacities with the Company's subsidiaries.

         Gary Giordano has served as Executive Vice President of the Company since June 2000. From February 1992 to June 2000, he served as Vice President of Sales and Marketing.

         Stephen A. Cohen has served as a Director since 1970. Since August 1989, he has practiced law as a member of Morrison Cohen Singer & Weinstein, LLP, the Company's outside general counsel.

         Edward M. Frankel has served as a Director since May 1984. Since December 1999, he has been Chairman of the Board of Vitaquest International, Inc., a manufacturer and distributor of vitamins and health and beauty products. For more than five years prior thereto, he served as President of Vitaquest and its predecessor entities.

         Joseph F. Hickey, Jr. has served as a Director since May 1997. Since January 2003, he has been a retirement consultant for Cleary Gull Inc., a Milwaukee-based financial services firm. He is also currently a managing director at Hopewell Ventures, L.P., a venture capital firm. From February 1991 to April 2001, he was employed by Tucker Anthony Sutro Capital Markets, a national investment banking firm which merged with RBC Dain Rauscher Corp. in March 2002, where he was a managing director in its investment banking department.

         Neil Rappaport was appointed as a Director in February 2004 and is a Venture Partner with Windward Ventures, a venture capital firm. Prior to joining Windward Ventures, Neil Rappaport was Vice President of Sales for Vitesse Semiconductor Corporation a manufacturer of semiconductors. Previously, Mr. Rappaport was national sales manager with Applied Micro Circuits Corporation. He began his career as a design engineer at Hughes Aircraft Company.

         Robert J. Waldman was appointed as a Director in February 2004 and is President of RJW Associates Inc., a financial and tax consulting firm located in Boynton Beach, Florida. Prior thereto, Mr. Waldman served as senior partner of Horowitz, Waldman, Berretta & Maldow, L.L.P., Woodbury, New York, a certified public accounting firm from 1968 to 2002. He is licensed to practice as a certified public accountant both in New York and Florida, and has over 45 years of experience in public accounting.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table sets forth certain information concerning the compensation paid or accrued by the Company for services rendered to the Company in all capacities for the fiscal years ended June 30, 2004, 2003 and 2002, by its Chief Executive Officer and each of the Company's other four most highly-compensated executive officers during Fiscal 2004 (the "Named Executive Officers"):



                           SUMMARY COMPENSATION TABLE


                                        Annual Compensation                          Long Term Compensation
                                        -------------------                          ----------------------


                                                                                    Securities
                                                        Other Annual    Restricted    Underlying                All Other
 Name and                                               Compen-         Stock          Options/                 Compensation
Principal Position        Year   Salary($)(1) Bonus($)  sation ($)(2)  Awards($)(3)(4) SARs(#)(4)                   ($)(5)
------------------        ----   ----------- --------        -------  --------------- ----------                   ------


Joel H. Girsky            2004      337,500     --          --              --            --                         52,740
Chairman of the Board     2003      337,500     --          --              --          25,000                       60,496
President, and Treasurer  2002      346,900     --          --              --            --                        151,633


Joseph F. Oliveri         2004      270,000   77,300        --              --            --                            432
Vice Chairman and         2003      270,000  123,200        --              --          25,000                          414
Executive Vice President  2002      277,500   60,700       --              --            --                             414


Charles B. Girsky         2004      225,000    ---          ---            ---            --                          3,519
Executive Vice President  2003      225,000     --          --              --          25,000                        2,344
                          2002      231,300                                               --                          2,344


Jeffrey D. Gash            2004     144,000     --          --              --            --                          2,187
Executive Vice             2003     144,000    2,700        --              --          25,000                        2,473
President, Finance and     2002     148,000   10,800        --              --            --                          2,964
Secretary


Gary Giordano             2004      180,000     --          --              --            --                          2,687
Executive Vice President
                          2003      180,000     --          --              --          25,000                        1,095
                          2002      185,000     --          --              --            --                          1,853




1. Effective October 1, 2001, each Named Executive Officer voluntarily agreed to a temporary 10% salary reduction. See -- "Employment Agreements".

2. The costs of certain benefits are not included because they did not exceed, in the case of each Named Executive Officer, the lesser of $50,000 or ten percent of the total annual salary and bonus reported in the above table.

3. On June 9, 1997, the Board of Directors awarded an aggregate of 97,500 shares of Common Stock under the Company's Restricted Stock Plan to the Named Executive Officers as follows: 37,500 shares of Common Stock to Mr. Joel Girsky, 37,500 shares of Common Stock to Mr. Charles Girsky, 15,000 shares of Common Stock to Mr. Jeffrey Gash and 7,500 shares of Common Stock to Mr. Gary Giordano. The Restricted Stock Plan was approved by the

     Company's shareholders on December 9, 1997. The awards vested in one-quarter increments annually. Accordingly, as of June 30, 2004, all of the aforementioned awards were vested. The value of the aggregate restricted stock holdings of these individuals at June 30, 2004 was as follows: $203,000 for Mr. Joel Girsky, $203,000 for Mr. Charles Girsky, $81,200 for Mr. Jeffrey Gash and $20,300 for Mr. Gary Giordano. These figures are based upon the closing sale price of the Common Stock as of June 30, 2004, minus the purchase price of such awards. The closing sale price of the Common Stock as of June 30, 2004 on the Nasdaq was $6.08.

4. Adjusted to give effect to a 3-for-2 split of the Common Stock effected on July 24, 2000.

5. Includes 401(k) matching contributions, premiums paid on group term life insurance, and, in the case of Mr. Joel Girsky, deferred compensation accrued in connection with his employment agreement with the Company. 401(k) matching contributions for Fiscal 2004 for the Named Executive Officers were as follows: Mr. Joel Girsky - $1,499, Mr. Oliveri - $0, Mr. Charles Girsky - $2,234, Mr. Gash - $1,755 and Mr. Giordano - $2,405. Premiums paid on group term life insurance for Fiscal 2004 for the Named Executive Officers were as follows: Mr. Joel Girsky - $1,241, Mr. Oliveri - $432, Mr. Charles Girsky - $1,285, Mr. Gash - $432 and Mr. Giordano - $282. $50,000 in deferred compensation was accrued in Fiscal 2004 in connection with Mr. Joel Girsky's employment agreement with the Company.




Employment Agreements

         The Company entered into a four-year employment agreement with Mr. Joel Girsky, effective as of July 1, 2001, to serve as the Company's Chairman and President. The employment agreement will automatically renew for additional one-year periods on each anniversary date, unless notice is given 90 days prior to an anniversary date. In the event that a notice of non-renewal is delivered by either party, Mr. Girsky's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. However, in the event that a notice of non-renewal is delivered by either party at such time as Mr. Girsky is at least 70 years of age, then the employment agreement shall continue for a period of only one year following the anniversary date which follows immediately after the date that such notice is delivered. Mr. Girsky receives a base salary of $375,000 for each fiscal year ending June 30. In addition, he is entitled to receive a cash bonus equal to four percent of the Company's earnings before income taxes for each fiscal year in which such earnings are between $1.0 million and $2.5 million, or six percent of the Company's earnings before income taxes for such fiscal year if such earnings are in excess of $2.5 million, up to a maximum annual cash bonus of $720,000. If the Company's earnings before income taxes are in excess of $12.0 million for any such fiscal year, Mr. Girsky may also receive stock options. Mr. Girsky or his estate, as the case may be, is entitled to receive a payment of $375,000 if he dies or becomes permanently disabled during the term of the employment agreement. The death benefit of $1.5 million provided for in the prior employment agreement was being funded by life insurance policies maintained by the Company, which policies were transferred to Mr. Girsky. Mr. Girsky also receives deferred compensation which accrues at the rate of $50,000 per year, and becomes payable in a lump sum at the cessation of his employment, with or without cause, at any time. In the event of a change in control of the Company, Mr. Girsky will receive 299% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr. Girsky's base amount, as computed in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code"). Additionally, upon a change of control, Mr. Girsky's employment agreement may be assigned by the Company or any such successor or surviving corporation with the prior written consent of Mr. Girsky. Commencing upon the termination of Mr. Girsky's employment with the Company, and ending on the later to occur of Mr. Girsky's death or his spouse's death, the Company will permit Mr. Girsky and his spouse, to the extent eligible, to participate in the health and medical benefit program provided by the Company to senior executive officers.



         The Company entered into a three-year employment agreement with Joseph
F. Oliveri, effective as of June 6, 2000. The employment agreement will automatically renew for additional one-year periods unless notice is given 90 days prior to an anniversary date. Mr. Oliveri receives a base salary at an annual rate of $300,000. The employment agreement has been automatically extended for two successive one-year periods. In addition, he was entitled to receive a cash bonus equal to two percent of gross profit from certain former interface customers for each of the twelve-month periods beginning June 1, 2000, 2001 and 2002.



         The Company entered into a four-year employment agreement with Charles Girsky, effective as of July 1, 2001, to serve as the Company's Executive Vice President. The employment agreement will automatically renew for additional one-year periods on each anniversary date, unless notice is given 90 days prior to an anniversary date. In the event that a notice of non-renewal is delivered by either party, Mr. Girsky's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. However, in the event that a notice of non-renewal is delivered by either party at such time as Mr. Girsky is at least 70 years of age, then the employment agreement shall continue for a period of only one year following the anniversary date which follows immediately after the date that such notice is delivered. Mr. Girsky receives a base salary of $250,000 for each fiscal year ending June 30. In addition, he is entitled to receive a cash bonus equal to two percent of the Company's earnings before income taxes for each fiscal year in which such earnings are between $1.0 million and $2.5 million, or three percent of the Company's earnings before income taxes for such fiscal year if such earnings are in excess of $2.5 million, up to a maximum annual cash bonus of $360,000. If the Company's earnings before income taxes are in excess of $12.0 million for any such fiscal year, Mr. Girsky may also receive stock options. Mr. Girsky or his estate, as the case may be, is entitled to receive a payment of $250,000 if he dies during the term of the employment agreement. The death benefit of $1.0 million provided for in the prior employment agreement was being funded by a life insurance policy maintained by the Company, which policy was transferred to Mr. Girsky. In the event of a change in control of the Company, Mr. Girsky will receive 250% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr. Girsky's base amount, as computed in accordance with Section 280G(d)(4) of the Code. Additionally, upon a change of control, Mr. Girsky's employment agreement may be assigned by the Company or any such successor or surviving corporation with the prior written consent of Mr. Girsky. Commencing upon the termination of Mr. Girsky's employment with Jaco, and ending on the later to occur of Mr. Girsky's death or his spouse's death, the Company will permit Mr. Girsky and his spouse, to the extent eligible, to participate in the health and medical benefit program provided by the Company to senior executive officers.



         The Company entered into a four-year employment agreement with Jeffrey Gash, effective as of July 1, 1998, to serve as the Company's Executive Vice President of Finance. The employment agreement will automatically renew for additional one-year periods on each anniversary date, unless notice is given 90 days prior to an anniversary date. In the event that a notice of non-renewal is delivered by either party, Mr. Gash's employment agreement shall continue for a period of three years following the anniversary date which follows immediately after the date that such notice is delivered. The employment agreement has been automatically extended for three successive one-year periods. Pursuant to the agreement, as amended, Mr. Gash receives a base salary of $160,000 for each fiscal year ending June 30. In addition, he is entitled to receive a cash bonus as determined by the Board of Directors and the President. Mr. Gash or his estate, as the case may be, is entitled to receive a payment of $750,000 if he dies during the term of the employment agreement. The death benefit is currently being funded by a life insurance policy maintained by the Company. In the event of Mr. Gash's cessation of employment with the Company, upon his request, the Company is obligated to transfer such policy to Mr. Gash. Thereafter, the Company would have no further liability for the payment of such benefit or the premiums on such policy. In the event of a change in control of the Company, Mr. Gash will receive 200% of the average of his base salary plus cash bonus for the previous five years, to the extent that such payment does not equal or exceed three times Mr. Gash's base amount, as computed in accordance with Section 280G(d)(4) of the Code. Additionally, upon a change of control, Mr. Gash's employment agreement may be assigned by the Company or any such successor or surviving corporation with the prior written consent of Mr. Gash.

The Company entered into an agreement with Gary Giordano dated as of July 20, 1998, which provides a lump sum payment to him in the event of a change in control of the Company. If Mr. Giordano's employment with the Company or a successor or surviving corporation is terminated other than for cause (e.g., commission by Mr. Giordano of an act constituting common law fraud or a felony), for a period of up to two years after the change in control event, he will receive up to 200% of the average of his base salary plus cash bonus for the previous three years based upon a formula. The payment will be made to Mr. Giordano to the extent such payment does not exceed Mr. Giordano's base amount as computed in accordance with Section 280G(d)(4) of the Code. The agreement also requires Mr. Giordano to refrain from disclosing proprietary or confidential information regarding the Company. The agreement does not obligate the Company to retain the services of Mr. Giordano.

Option Grants

         There were no stock options granted during Fiscal 2004 to any of the Named Executive Officers.



Option Exercises and Fiscal Year-End Option Values

         The following table provides information concerning stock options exercised during Fiscal 2004 and the number of unexercised options held by the Named Executive Officers as of June 30, 2004. Also reported are the values for unexercised, "in the money" options, which represent the positive spread between the respective exercise prices of such options and the fair market value of the Common Stock as of June 30, 2004.





                 AGGREGATE OPTIONS/SAR EXERCISES IN FISCAL 2004
                      AND fiscal year-END OPTION/SAR VALUES

                                                                 Number of Securities
                                Shares                           Underlying Unexercised           Value of Unexercised
                               Acquired        Value            Options/SARs at FY-End        In-the-Money Options/SARs at
                             On Exercise       Realized                 (#)(1)                         FY-End($)(2)
                             ------------      ---------
          Name                    (#)             ($)           Exercisable   Unexercisable      Exercisable Unexercisable
          ----                    ---             ---           -----------   -------------      ----------- -------------

Joel H. Girsky                  300,000        1,721,100           135,000        --                   263,100        --

Joseph F. Oliveri                 --              --                70,000        --                    93,300        --


Charles B. Girsky               37,500          171,400             65,000        --                   147,000        --

Jeffrey D. Gash                 15,000          71,400              55,000        --                   147,000        --

Gary Giordano                   15,000          58,000              40,000        --                    93,300        --

----------------



(1) Adjusted to give effect to a 3-for-2 stock split which was effective on July 24, 2000.

(2) Based on the fair market value per share of the Common Stock at year end, minus the exercise or base price of "in-the-money" options. The closing sale price of the Common Stock as of June 30, 2004 on the Nasdaq was $6.08 per share.



             Compensation Committee Report on Executive Compensation

Introduction

         The Compensation Committee of the Board of Directors of the Company (the "Committee") is composed of three directors, each of whom is independent as defined in applicable rules of the Nasdaq The Committee is responsible for reviewing and recommending to the Company's Board of Directors the Company's compensation policies for the remuneration of the Company's Chief Executive Officer and all of its other executive officers (collectively, "Executives"), including salaries, bonuses and grants of awards under, and administration of the Company's stock incentive plans. In determining the cash and non-cash compensation of Executives, the Committee annually evaluates both individual and corporate performance from both a short-term and long-term perspective.

Philosophy

         The Company's compensation program for Executives (the "Program") seeks to encourage the achievement of business objectives of the Company and superior corporate performance by the Executives. The Program is designed to enable the

Company to attract, reward and retain highly qualified executives and to foster a performance-oriented environment wherein management's long-term focus is on maximizing shareholder value through the use of equity-based incentives. The Program calls for consideration of the nature of each Executive's work and responsibilities, his or her leadership and technical skills, unusual accomplishments or achievements on the Company's behalf, years of service, the Executive's total compensation package (cash and non-cash compensation) and the Company's financial condition generally. The Committee does not assign weights to these factors nor necessarily consider any one more important than the others.

Components of Executive Compensation

         Historically, the Company's executive-level employees have received cash-based and equity-based compensation. The Company attempts to pay its executive officers competitively in order that it may retain the most capable people in the industry. Compensation levels for the Executives are derived from market comparisons with similarly-sized distribution companies, including those engaged in the electronic components distribution industry with which the Company competes for executive talent. The Committee believes that the Company's most direct competitors for this purpose are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Therefore, the compensation peer group is not the same as the peer group index set forth in the Company's Stock Performance Graph included elsewhere in this report. Based on information currently available to the Committee, including publicly available compensation information relating to direct competitors of the Company, the Committee believes that cash compensation levels for the Executives, including the Chief Executive Officer, are, on average, at or below the median of base salary levels for executive officers of similar companies.

         Cash-Based Compensation: Base salary represents the primary cash component of an Executive's compensation, and is determined by evaluating the responsibilities associated with an Executive's position at the Company and his or her overall level of experience. In addition, the Committee, in its discretion, may award cash incentive bonuses. The Committee believes that the Executives are best motivated through a combination of stock option awards and cash incentives.

         As described above under "Executive Compensation -- Employment Agreements," a number of the Executives have entered into employment agreements with the Company. For Fiscal 2004, Messrs. Joel Girsky, Charles Girsky and Jeff Gash did not receive cash bonuses and Mr. Joseph Oliveri did receive a cash bonus, as determined based upon a formula contained in each of their employment agreements.

         Equity-Based Compensation: Equity-based compensation principally has been in the form of stock options, granted pursuant to the Company's 2000 Stock Option Plan and 1993 Non-Qualified Plan and awards of shares of Common Stock under the Company's Restricted Stock Plan. The Committee believes that stock options represent an important component of a well-balanced compensation program. Because stock option awards provide value only in the event of share price appreciation, stock options enhance management's focus on maximizing long-term shareholder value, and thus provide a direct relationship between an Executive's compensation and the shareholders' interests. No specific formula is used to determine option awards for an Executive. Rather, individual award levels are based upon the subjective evaluation by the Committee of each Executive's overall past and expected future contributions to the success of the Company. Additionally, the Committee believes that awards under the Restricted Stock Plan will enhance the alignment of an Executive's interest with that of the shareholders because the Executive may be able to realize greater value with increased stock performance.

Compensation of the Chief Executive Officer

         As described above under "Executive Compensation -- Employment Agreements," the Company has entered into an employment agreement with Joel H. Girsky, our Chairman of the Board and President, pursuant to which Mr. Joel Girsky receives a base salary of $375,000 per fiscal year and an annual incentive cash bonus based on a percentage of the Company's earnings before income taxes, up to a maximum bonus of $720,000 in any fiscal year. Through this incentive bonus arrangement, a substantial portion of Mr. Joel Girsky's cash compensation is specifically linked to the Company's profitability.

         In general, the philosophy, factors and criteria of the Committee generally applicable to the Company's senior management are applicable to the Chief Executive Officer.

Tax Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code imposes limitations on the federal income tax deductibility of compensation paid to the Company's chief executive officer and to each of the other four most highly compensated executive officers of the Company. Under these limitations, the Company may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1,000,000 or meets certain specified conditions (such as certain performance-based compensation that has been approved by the Company's shareholders). Based on the Company's current compensation plans and policies and the Section 162(m) rules, the Company and the Committee believe that, for the near future, there is not a significant risk that the Company will lose any significant tax deduction for executive compensation. The Company's compensation plans and policies will be modified to ensure full deductibility of executive compensation if the Company and the Committee determine that such an action is in the best interests of the Company.

                                                 COMPENSATION COMMITTEE
                                                 Edward M. Frankel
                                                 Joseph F. Hickey, Jr., Chairman
                                                 Neil Rappaport


           Compensation Committee Interlocks and Insider Participation

         During Fiscal 2004, the Compensation Committee of the Board of Directors consisted of Messrs. Frankel, Hickey and Rappaport. No member of this committee was at any time during Fiscal 2004 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under SEC rules. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company's Board of Directors or the Compensation Committee during Fiscal 2004.

                             Audit Committee Report

         The Audit Committee of the Board of Directors oversees the Company's financial reporting process on behalf of the Board of Directors. The Company's management has the primary responsibility for the Company's financial statements and reporting process, including its systems of internal controls. In fulfilling its responsibilities, the Audit Committee reviewed and discussed with the Company's management the audited consolidated financial statements of the Company contained in the Company's Annual Report on Form 10-K for Fiscal 2004, including a discussion of the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

         The Audit Committee also met with the Company's independent auditors, with and without management present, to discuss the overall scope of their audit, the results of their examinations, the cooperation received by the auditors during the audit examination, the auditor's evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

         The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the Company's independent auditors their judgments as to the quality and acceptability of the Company's accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement of Auditing Standards No. 61 (Codification of Statements on Audit Standards, AU Section 380). In addition, the Audit Committee received and received the written disclosures and letter from the Company's independent auditors regarding their independence as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also discussed with the Company's independent auditors the auditors' independence from management and the Company, and whether the non-audit services provided by the independent auditors are compatible with maintaining the auditors' independence.

         Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for its Fiscal 2004 for filing with the SEC.

         In addition, the Audit Committee approved the appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending June 30, 2005, and the Board of Directors concurred with such selection.

         Each of the Audit Committee members is independent as defined in applicable SEC and Nasdaq rules.

                                                     AUDIT COMMITTEE
                                                     Joseph F. Hickey, Jr.
                                                     Edward M. Frankel
                                                     Robert J. Waldman, Chairman

                       Comparative Stock Performance Graph

The following is a graph comparing the annual percentage change in the cumulative total shareholder return of the Company's Common Stock with the cumulative total returns of the published Dow Jones US Total Market Index and Dow Jones US Industrial Services, All Index for the Company's last five (5) fiscal years:
                        [Graph]










                                       1999         2000          2001           2002          2003         2004
                                       ----         ----          ----           ----          ----         ----
Jaco Electronics, Inc.                 100.00       533.33        223.26         170.90        174.9        221.08

Dow Jones US Total Market              100.00       109.47         92.93          76.12         76.98        92.67

Dow Jones US Industrial Services,      100.00        84.48         70.56          66.88         60.76        75.84
All

---------------------

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the

Exchange Act that might incorporate future filings made by the Company under those statutes, none of the preceding Compensation Committee Report on Executive Compensation, the Audit Committee Report or the Company Stock Performance Graph will be incorporated by reference into any of those prior filings, nor will any of such reports or graph be incorporated by reference into any future filings made by the Company under those statutes.

                                   PROPOSAL 2

               APPROVAL OF AMENDMENT TO THE 2000 STOCK OPTION PLAN

         On October 28, 2004, the Board of Directors adopted, and recommends that the shareholders approve, an amendment to the Company's 2000 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock available for issuance under the Plan from a maximum of 600,000 shares to a maximum of 1,200,000 shares (subject to adjustment in the event of any stock dividend, recapitalization, merger or similar event).

         The Plan was adopted by the Board of Directors on October 26, 2000 and approved by the shareholders of the Company on December 12, 2000, and, until the proposed amendment, has not subsequently been amended. The Plan provides for the grant of Incentive Stock Options ("ISOs") and Non-Qualified Stock Options ("NQSOs") in compliance with the Internal Revenue Code of 1986, as amended (the "Code"), to employees, officers, directors, independent contractors, consultants and advisers of the Company and its subsidiaries.

         The purpose of the Plan is to provide incentives to employees, officers, directors and consultants of the Company to promote the success of the Company by enabling them to acquire a proprietary interest in the Company. In the view of the Board of Directors, the Plan has been successful in achieving these objectives. The Board of Directors believes that the proposed amendment to the Plan is necessary to ensure that an adequate number of shares of Common Stock are available for awards to continue to attract and hire new personnel and to retain and motivate existing personnel to exert their best efforts on behalf of the Company. If the proposed amendment is approved, the Company intends to grant options under the Plan to an independent contractor for an aggregate of 300,000 shares of Common Stock, subject to the achievement of performance targets.

         As of the record date, options to purchase an aggregate of 579,750 shares of Common Stock were outstanding under the Plan and, without taking into account the proposed amendment, 10,750 shares remained available for future grants under the Plan. As of the record date, 9,500 shares had been issued pursuant to the exercise of stock options granted under the Plan. The following table sets forth information with respect to options granted under the Plan since it was adopted:


                                 PLAN BENEFITS
                             2000 Stock Option Plan
                                                            Number of Awards Granted from Inception to
                                                                          Record Date

Name and Principal Position (1)                                  Dollar Value ($)         Number Granted
-------------------------------                                  ----------------         --------------
Joel H. Girsky                                                   6.12                     75,000
Joseph F. Oliveri                                                4.47                     40,000
Charles B. Girsky                                                5.18                     50,000
Jeffrey D. Gash                                                  4.47                     40,000
Gary Giordano                                                    4.47                     40,000
All executive officers as a group (5 persons)                    5.12                     245,000
All non-executive directors as a group (5 persons)               4.01                     105,000 (2)
Non-executive officers and employees                             5.51                     239,250
as a group (35 persons)


(1) See Summary Compensation Table for principal position.
(2) Includes 7,500 options granted to each of Neil Rappaport and Robert Waldman during Fiscal 2004.

         Approval of the adoption of the amendment to the Plan requires the affirmative vote of a majority of the outstanding shares of Common Stock present at the Annual Meeting and entitled to vote for approval. The effective date of the proposed amendment will be the date on which such amendment is approved by the shareholders (i.e., the date of the Annual Meeting).

         The following is a summary of certain material features of the Plan and is qualified in its entirety by reference to the Plan, a copy of which will be provided to the Company's shareholders upon request. The Plan has also been filed with the SEC.

Eligibility

         NQSOs may be granted to directors, officers, employees, independent contractors, advisers and consultants of the Company or any subsidiary of the Company. NQSOs may be granted to an eligible individual in connection with his or her employment or other engagement with the Company prior to the date he or she first performs service for the Company. Incentive Stock Options (ISOs) may only be granted to officers and other employees of the Company or its subsidiaries. As of the record date, approximately 50 persons, comprised of employees, officers and directors, were eligible to participate in the Plan.

         The Plan imposes restrictions on the number of options that may be granted. No single individual may be granted in any one calendar year options to purchase more than 150,000 shares of Common Stock (subject to adjustment in the event of any stock dividend, recapitalization, merger or similar event, as further described below). In addition, the aggregate fair market value of shares underlying ISOs that become exercisable for the first time in any calendar year, whether under the Plan or under any other plan of the Company or its subsidiaries, cannot exceed $100,000.

Administration

         The Plan may be administered by the Board of Directors or a committee of the Board, and is currently administered by the Compensation Committee of the Board of Directors. Subject to the terms of the Plan, the Compensation Committee has the authority to, among other things, grant options, to determine the purchase price of the shares of Common Stock underlying each option (the "Option Price"), to determine the persons to whom awards shall be granted ("Optionees"), to determine the number of shares to be covered by each award, to interpret the Plan and to cancel or suspend awards.

Terms of Options

         Each option granted pursuant to the Plan is evidenced by a written agreement (the "Option Agreement") between the Optionee and the Company, which sets forth the number of shares underlying the option, the type of option granted, the Option Price, the term of the option and any additional terms that the Compensation Committee may determine. The following terms and conditions apply generally to all options:

         Option Price. The Option Price for NQSOs is determined by the Compensation Committee in accordance with applicable law. The Option Price for ISOs is the fair market value of the underlying shares of Common Stock at the time of the grant. Because the Common Stock is currently listed on the Nasdaq Stock Market, the fair market value per share for this purpose is the closing price on the Nasdaq Stock Market on the date of grant or the average of the closing bid and asked prices of the Common Stock for the previous five trading days. The Option Price for ISOs granted to shareholders owning more than 10% of the Company's voting securities cannot be less than 110% of the fair market value of the underlying shares.

         Exercise of Options. Options become exercisable in such number of cumulative installments as the Compensation Committee may establish; provided that no option may be exercisable until at least six months and one day from the date of grant. The Compensation Committee has the authority to accelerate exercisability of outstanding options. Options may be exercised by giving the Compensation Committee or its agent written notice and payment of the Option Price in full, in cash or by certified or cashier's check.

         Nontransferability of Awards. Options are not assignable or transferable by the Optionee except by will, the laws of descent and distribution, or, in the case of NQSOs, pursuant to a domestic relations order.

         Term and Termination of Options. All options granted under the Plan, except for ISOs granted to 10% shareholders, expire 10 years from the date of grant or such earlier date as may be set forth in the Option Agreement. ISOs granted to 10% shareholders expire five years from the date of grant.

         Options, to the extent they are vested, may be exercised up to the date that the Optionee ceases to be employed by the Company or within a period of one year if the Optionee dies while in the employ of the Company or becomes disabled within the meaning of Section 22(e)(3) of the Code (or on such other dates as may be prescribed by the Compensation Committee and set forth in any Option Agreement).

Adjustment upon Certain Corporate Changes

         In the event of any change in the Common Stock through the declaration of extraordinary dividends, stock dividends, re-capitalization, stock splits, or combinations or exchanges of such shares, or sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, or in the event of other similar transactions, the Compensation Committee will make adjustments to the number of shares subject to options and, if applicable, to the Option Price.

         In the event of a dissolution or liquidation of the Company or corporate separation or division, the Compensation Committee may provide Optionees the right to exercise their options and/or provide that options granted under the Plan will terminate (giving at least 30-days' notice prior to the date of termination).

         In the event of any sale or merger of the Company, the successor entity may assume any outstanding awards or substitute an equivalent award. If it does not do so, the Board of Directors may in lieu thereof provide for the realization of such outstanding awards in the same manner as in the event of a dissolution or liquidation.

Amendments and Termination

         The Board of Directors may suspend, terminate, modify or amend the Plan, except that any such change which may adversely affect any previously granted award requires the express written consent of the Optionee. Further, any amendment that would materially increase the aggregate number of shares as to which awards may be granted under the Plan, materially increase the benefits to Optionees, or materially modify the eligibility for participation in the Plan, or otherwise modify the Plan in a manner that requires shareholder approval under applicable law or the rules of any stock exchange or trading system on which the Common Stock is traded requires the approval of the holders of the majority of the Common Stock issued and outstanding.

Federal Income Tax Consequences

         The following is a general discussion of the principal tax attributes of options awarded under the Plan based on the tax rules in effect on the date of this Proxy Statement. State and local income tax consequences are not discussed, and may vary from locality to locality. The tax rules applicable to stock options are complicated and Optionees should consult their tax advisors.

         Nonqualified Stock Options (NQSOs). An Optionee who is granted a NQSO will not recognize any income at the time of grant, nor is the Company entitled to a tax deduction at the time of grant. On the date an Optionee exercises the NQSO, the Optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option's exercise price. The holding period for capital gain and loss purposes will begin on the date of exercise and the Optionee's basis in the shares will equal the fair market value of the shares on the date of exercise. When the Optionee disposes of shares acquired pursuant to a NQSO, any gain or loss on the shares will be treated as long-term or short-term capital gain, depending on the holding period of the shares.

         Subject to Section 162(m) of the Code, which limits the deductibility of compensation in excess of $1,000,000 for certain executive officers, the Company will be entitled to a deduction on the date of exercise equal to the amount of ordinary income recognized by the Optionee.

         If the exercise price of a NQSO is paid by surrendering shares of Common Stock, the Internal Revenue Service treats such exchange as if there were two transactions. The first transaction is treated as a non-taxable exchange of the previously-acquired Common Stock for an equal number of shares of new Common Stock. The basis of the new shares will be the same basis as the shares surrendered and the holding period of the new shares will include the holding period of the shares surrendered. The second transaction concerns the number of shares that the Optionee receives upon exercise of the option in excess of the number of surrendered shares, i.e., the "additional shares." The Optionee will recognize ordinary income upon the exercise equal to the fair market value of these additional shares on the date of exercise, less any cash paid towards the exercise price. The basis of the additional shares will be equal to their fair market value on the date of exercise, and their holding period will begin on that date.

         Incentive Stock Options (ISOs). An Optionee receiving an ISO will not be subject to income tax upon either the grant of such option or, assuming the ISO requirements are satisfied, its subsequent exercise. However, for the Optionee's tax year in which he or she exercises the option, the spread between the option's exercise price and the fair market value on the date of exercise will be included in the Optionee's alternative minimum taxable income for purposes of determining the Optionee' liability, if any, for the alternative minimum tax. If stock received on exercise of an ISO is disposed of in the same year the option was exercised, and the amount realized is less than the stock's fair market value at the time of exercise, the amount includable in alternative minimum taxable income will be the amount realized upon the sale or exchange of the stock, less the taxpayer's basis in the stock. If the Optionee holds the shares acquired upon exercise for more than one year after exercise and two years after grant, the difference between the amount realized on a subsequent sale or other taxable disposition of the shares and the option's exercise price will constitute long-term capital gain or loss at the time of sale.

         If the Optionee disposes of the shares before the expiration of more than one year after exercise and two years after grant, the Optionee will be deemed to have made a "disqualifying disposition" of the shares. This will require the Optionee to recognize ordinary income in the year of the disposition in an amount equal to the lesser of: (1) the excess, if any, of the fair market value of the shares on the date the ISO was exercised over the exercise price; or (2) the excess, if any, of the amount realized on the sale or exchange of the shares over the exercise price. Additionally, if the sales price on the date of disposition exceeds the fair market value of the shares on the exercise date, the sale will trigger capital gain on such excess. If the sales price is less than the exercise price, the Optionee will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the sales price.

         The Company will generally not be entitled to a federal income tax deduction with respect to the grant or exercise of an ISO. However, in the event of a disqualifying disposition, the Company will be entitled to a federal income tax deduction in the year of the disqualifying disposition in an amount equal to the ordinary income realized by the Optionee.

         If the exercise price of an ISO is paid by surrendering shares of Common Stock, the Internal Revenue Service treats such exchange as if there were two transactions. The first transaction is treated as a non-taxable exchange of the previously-acquired Common Stock for an equal number of shares of new Common Stock. The basis of the new shares will be the same basis as the shares surrendered and the holding period will include the holding period of the shares surrendered. The second transaction concerns the number of shares that the Optionee receives upon exercise of the option in excess of the number of surrendered shares, i.e., the "additional shares." No income or gain is recognized on the receipt of these additional shares. However, the basis of these additional shares will equal zero (i.e., the Optionee is treated as having paid nothing for these shares). The holding period for the additional shares begins on the date of the exchange. To take advantage of this special rule, the Optionee cannot surrender Common Stock that has been acquired through the exercise of an incentive stock option and which has not been held for the requisite period.

         Withholding Taxes. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan to a current or former employee, the Company has the right to require the Optionee to remit to the Company an amount sufficient to satisfy any federal, state and/or local income and employment withholding tax requirements prior to the delivery of any certificate for such shares or to take any other appropriate action to satisfy such withholding requirements. Notwithstanding the foregoing and subject to such rules established by the Company, the Company may permit an Optionee to satisfy such obligation in whole or in part by electing to have the Company withhold shares of Common Stock from the shares to which the Optionee is otherwise entitled.

            Unless marked to the contrary, the shares of Common Stock represented by the enclosed Proxy will be voted FOR the approval of the adoption of the amendment to the 2000 Stock Option Plan.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ADOPTION OF THE AMENDMENT TO THE 2000 STOCK OPTION PLAN.

                              INDEPENDENT AUDITORS

         Grant Thornton LLP has audited the Company's financial statements annually since the fiscal year ended June 30, 1984. The Board of Directors expects that representatives of Grant Thornton LLP will be present at the Annual Meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate inquiries from shareholders.

Audit Fees

         The aggregate fees billed by Grant Thornton LLP for professional services for the audit of the Company's annual consolidated financial statements for fiscal years 2004 and 2003, the review of the consolidated financial statements included in the Company's Forms 10-Q for fiscal years 2004 and 2003, and additional audits related to certain acquisitions made by the Company required for Form 8-K filings for fiscal years 2004 and 2003 were $396,170 and $181,035, respectively.

Audit-Related Fees

         The aggregate fees billed by Grant Thornton LLP for professional services related to the audit of the Company's annual consolidated financial statements for the fiscal years 2004 and 2003 were $42,344 and $31,230, respectively. These services consisted primarily of (i) services rendered in connection with acquisitions by the Company, (ii) assistance with regulatory filings and (iii) consultations on the effects of various accounting issues and changes in professional standards.

Tax Fees

         The aggregate fees billed by Grant Thornton LLP for tax services for the fiscal years 2004 and 2003 were $63,917 and $112,015, respectively. These services consisted primarily of tax planning and assistance with the preparation of returns.

All Other Fees

         There were no fees billed by Grant Thornton LLP for other services for the fiscal years 2004 and 2003.

Audit Committee Pre-Approval Policies and Procedures

         The Audit Committee of the Company's Board of Directors pre-approves on an annual basis the audit, audit-related, tax and other non-audit services to be rendered by the Company's accountants based on historical information and anticipated requirements for the following fiscal year. The Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax and other non-audit services as well as the range of fee amounts corresponding to each such engagement. To the extent that the Company's management believes that a new service or the expansion of a current service provided by the Company's accountants is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the Company's engagement of its accountants to render such services. No non-audit services were approved by the Audit Committee pursuant to Rule 2-01, paragraph (c)(7)(i)(C) of SEC Regulation S-X during Fiscal 2004.

         For Fiscal 2004, the Audit Committee has determined that the non-audit services performed by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP.

                              CERTAIN TRANSACTIONS

         During Fiscal 2004, the Company paid approximately $655,000 of rental expenses in connection with the lease of the Company's main headquarters and centralized inventory distribution facility, located in Hauppauge, New York, to Bemar Realty Company, the owner of such premises. Bemar Realty is a partnership owned by Messrs. Joel Girsky and Charles Girsky, both of whom are executive officers, directors and principal shareholders of the Company. The lease on the property, which is net of all expenses, including taxes, utilities, insurance, maintenance and repairs was renewed in December 2003 and expires on December 31,

2013. The Company believes the current rental rate is at approximately the fair market value for similar commercial rental properties in the area.

         Stephen A. Cohen, a director of the Company, is a partner of the law firm of Morrison, Cohen Singer & Weinstein, LLP, which rendered legal services to the Company during Fiscal 2004 for which the Company was billed aggregate fees that did not exceed 5% of such law firm's annual gross revenues.

The son-in-law of Mr. Joel Girsky, our Chairman and President, is Douglas Spelfogel, who is a partner of the law firm of Nixon Peabody LLP, which rendered legal services to the Company during Fiscal 2004 for which the Company was billed aggregate fees that did not exceed 5% of such law firm's annual gross revenues.
                             ADDITIONAL INFORMATION

         Other Matters at Annual Meeting. As of the date of this Proxy Statement, the Board of Directors knows of no other matters which are likely to be brought before the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy or their substitutes shall vote thereon in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with their judgment pursuant to the discretionary authority conferred by the form of proxy.

         Shareholder Proposals for 2005 Annual Meeting. Proposals of shareholders intended to be presented at the Company's 2005 Annual Meeting of Shareholders (1) must be received by the Company's Corporate Secretary at its principal executive offices provided below no later than August 18, 2005, (2) may not exceed 500 words, and (3) must otherwise satisfy the conditions established by the SEC for shareholder proposals to be included in the Company's Proxy Statement for that meeting.

         Communication with the Board. Shareholders may communicate with the Company's Board of Directors by sending a letter to the Jaco Electronics Board of Directors, c/o Corporate Secretary, Jaco Electronics, Inc., 145 Oser Avenue, Hauppauge, New York 11788. The Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to such inappropriate communication. If deemed appropriate, the Secretary will submit your correspondence to the Chairman of the Board or as directed by such correspondence.

         Proxy Solicitation Costs. The cost of the solicitation of proxies hereby will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation therefore, may solicit proxies personally or by telephone or telecopy. The Company will also request brokers, banks and other nominees, custodians and fiduciaries to forward soliciting materials to their principals and to request authority for the execution of proxies and will reimburse such persons for forwarding such materials.

         Annual Report. A copy of the Company's 2004 Annual Report accompanies this Proxy Statement. Additional copies may be obtained from the Corporate Secretary, Jaco Electronics, Inc., 145 Oser Avenue, Hauppauge, New York 11788.

                                By Order of the Board of Directors,


                                 Joel H. Girsky,
                                    Chairman


November 19, 2004
Hauppauge, New York

         PROXY
                             JACO ELECTRONICS, INC.
                   145 OSER AVENUE, HAUPPAUGE, NEW YORK 11788

              This Proxy is Solicited on Behalf of the Board of Directors

                  The undersigned constitutes and appoints Joel H. Girsky and Charles B. Girsky, and each of them, proxies of the undersigned (the "Proxies") with the power to appoint a substitute, and to represent and vote all shares of common stock of Jaco Electronics, Inc. (the "Company"), $.10 par value per share (the "Common Stock"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Tuesday, December 16, 2004, and all adjournments thereof, as follows:



                   (Continued and to be signed on the reverse side)

A                   Please mark your votes as in this example.


1.  To vote on the election of each   FOR all nominees      WITHHOLD
    of the following nominees         listed at right       AUTHORITY to vote
    to the Board of Directors,        (except as marked     for all nominees
    as indicated:                      to the contrary)      listed at right

   (Instructions: To withhold authority
   to vote for any individual nominee,
   strike a line through the nominee's
   name in the list at right.)


Nominees:  Stephen A. Cohen
           Edward M. Frankel
           Charles B. Girsky
           Joel H. Girsky
           Joseph F. Hickey, Jr.
           Joseph F. Oliveri
           Neil Rappaport
           Robert J. Waldman


2.  To vote on the approval to amend the 2000 Stock Option Plan

3. To vote, in the discretion of the Proxies, on such other matters as may properly come before the meeting.

 The shares of Common Stock represented by this Proxy shall be voted as directed above by the shareholder. In the absence of such direction, the shares of Common Stock shall be voted FOR the matter set forth in Item 1.

 Receipt of the Notice of Annual Meeting, the Proxy Statement and the Annual Report to Shareholders is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY.


Signature:___________Signature if held jointly:______________  Dated:____, 2004

NOTE: Please sign as name appears hereon. If signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as it appears. If shares of Common Stock are held jointly, each named shareholder should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.